UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2015

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Long Term Incentive Awards

On May 8, 2015, the Registrant granted/awarded (i) restricted shares of Common Stock, par value $0.001 per share (“Common Stock”), (ii) non-qualified options to purchase shares of Common Stock and (iii) performance shares (contingent rights to obtain shares of Common Stock) to participants in its 2009 Long Term Incentive Plan (the “2009 LTIP”), including to the officers shown in the following table and in the amounts indicated:

Name and Title	Total Number of Restricted Stock Shares Awarded	Total Number of Options Granted	Per Share Option Price ($)	Number of Performance Shares Awarded at Target
Randolph Gress, Chief Executive Officer & President	7,068	30,058	49.54	11,780
Robert Harrer, Vice President & Chief Financial Officer	1,797	7,642	49.54	2,995
William Farran, Vice President & General Counsel	1,418	6,029	49.54	2,363
Louis Calvarin, Vice President, Strategy and Chief Risk Officer	1,149	4,885	49.54	1,915
Joseph Golowski, Vice President, Global Specialty Phosphates	1,098	4,668	49.54	1,829
Mark Feuerbach, Vice President, Investor Relations, Treasury, Financial Planning & Analysis*	825	3,510	49.54	1,375

*        Mr. Feuerbach served as Chief Financial Officer on an interim basis from July 15, 2013 through March 2, 2014.

Restricted shares are issued and outstanding shares of Common Stock held in escrow pending distribution to participants as they vest depending on time and continued service to the Registrant. Awards of restricted shares made in 2015 vest in three equal installments on March 31 of 2016, 2017 and 2018. Like other outstanding shares of Common Stock, restricted shares are entitled to receive cash dividends as declared by the Board of Directors and to be voted on stockholder matters by participants. Generally, except for special circumstances, failure to remain with the Company for the full vesting period causes unvested shares to be forfeited. Active employees must hold restricted shares for an additional year following receipt, subject to exceptions for sales necessary to pay income taxes and minimum levels of stock ownership as set forth in the applicable grant.

The options, all of which are non-qualified options, were granted at an exercise price equal to the closing price of the Common Stock on the NASDAQ Global Select Stock Market on the date of grant. Generally, the stock options granted in the 2015 program vest in three equal installments on March 31 of 2016, 2017 and 2018. Vested options may be exercised in whole or in part, and, for actively employed participants, those options that remain unexercised will expire after ten years from the date of the grant. Special circumstances for vesting and exercise apply for different kinds of service terminations, as set forth the terms of the grant.

The performance shares relate to an award cycle covering the three year period January 1, 2015 through December 31, 2017. The awards are expressed in terms of “target” numbers of shares of Common Stock, but less or more (up to two times the target award) than the number of target shares can be earned depending on performance over the award cycle. Performance metrics for the cycle include two equally weighted bonus factors, a “Return on Invested Capital” bonus factor and a “Contribution Margin” growth bonus factor (both as defined in the awards). Dividend equivalents for earned shares will be accrued during the performance period and paid out in cash (after the end of the period) on shares, if distributed. Generally, except for special circumstances, continued service with the Registrant through the end of the cycle is required to receive a full payout.

In general, all three types of awards under the 2015 program are entitled to accelerated vesting and other enhanced rights in connection with “Changes in Control” (as defined in the 2009 LTIP) and the participants’ individual employment circumstances as affected by the change. Awards of all three types that have not yet vested are also subject to forfeiture in event former employees violate any applicable non-compete covenants or do not fulfill requirements during any remaining vesting period to render assistance to the Company, as requested, in legal proceedings.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William Farran
Name: William Farran Title: Vice President and General Counsel

Dated: May 13, 2015